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PNC BANK CORP. AND SUBSIDIARIES                                     EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
 TO COMBINED FIXED CHARGES and PREFERRED STOCK DIVIDENDS

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
                                                Three months
                                                       ended                            Year ended December 31
                                                   March 31,    -------------------------------------------------------------------
Dollars in thousands                                    1998          1997           1996          1995          1994          1993
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative effect of
     changes in accounting principles             $  405,079    $1,618,599     $1,527,551    $  627,012    $1,209,916    $1,140,487
Fixed charges and preferred stock dividends
     excluding interest on deposits                  308,669     1,201,582      1,105,324     1,492,391     1,112,564       712,339
                                                  ---------------------------------------------------------------------------------
     Subtotals                                       713,748     2,820,181      2,632,875     2,119,403     2,322,480     1,852,826
Interest on deposits                                 361,522     1,456,587      1,428,771     1,551,816     1,159,242     1,005,658
                                                  ---------------------------------------------------------------------------------
     Total                                        $1,075,270    $4,276,768     $4,061,646    $3,671,219    $3,481,722    $2,858,484
                                                  =================================================================================

FIXED CHARGES
Interest on borrowed funds                        $  292,362    $1,098,365     $1,064,847    $1,455,069    $1,070,565    $  676,319
Interest component of rentals                          8,614        29,312         29,839        31,283        32,247        26,491
Amortization of notes and debentures                     219           833            816           927         1,761         1,418
Distributions on Mandatorily Redeemable
     Capital Securities of Subsidiary Trust               13        43,138          1,391
Preferred stock dividend requirements                  7,461        29,934          8,431         5,112         7,991         8,111
                                                  ---------------------------------------------------------------------------------
     Subtotal                                        308,669     1,201,582      1,105,324     1,492,391     1,112,564       712,339
Interest on deposits                                 361,522     1,456,587      1,428,771     1,551,816     1,159,242     1,005,658
                                                  ---------------------------------------------------------------------------------
     Total                                        $  670,191    $2,658,169     $2,534,095    $3,044,207    $2,271,806    $1,717,997
                                                  =================================================================================

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
     and preferred stock dividends
Excluding interest on deposits                          2.31x         2.35x          2.38x         1.42x         2.09x         2.60x
Including interest on deposits                          1.60          1.61           1.60          1.21          1.53          1.66
===================================================================================================================================
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